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Prospectus Supplement #1                        Filed pursuant to Rule 424(b)(3)
(to prospectus dated October 23, 2000)                Registration No. 333-46648


                              QUEST SOFTWARE, INC.


                        4,025,281 SHARES OF COMMON STOCK

                               ------------------

     This prospectus supplement relates to the offer from time to time of shares of our common stock by some of our shareholders. You should read this prospectus supplement together with the prospectus dated October 23, 2000, which is to be delivered with this prospectus supplement.

     The purpose of this prospectus supplement is to supplement the information set forth in the prospectus regarding the selling shareholders. The table below includes for additional selling shareholders certain information concerning their beneficial ownership of Quest Software common stock as of February 26, 2001 and the number of shares offered hereby.


                                                                                          Shares of Common Stock
                                            Number of Shares                           Beneficially Owned Following
                                            of Common Stock      Number of Shares            the Offering(1)
                                           Beneficially Owned    of Common Stock       ----------------------------
                Name                       Before Offering(1)     Offered Hereby        Number             % Class
                ----                       ------------------    ----------------      -------            ---------
Insight Venture Associates II, LLC              310,274              310,274               *                  *

Stephen Friedman                                274,284              274,284               *                  *

Jerry Murdock, Jr. (2)                          495,124               21,340            163,510               *

Raymond J. Lane (3)                             387,113                4,629            382,484               *

UBS Capital LLC                                 185,153              185,153               *                  *

Fox Venture Partners, L.P.                       55,547               55,547               *                  *

Next Generation Partners, L.P.                   55,547               55,547               *                  *

Overbrook Limited Partnership                    37,030               37,030               *                  *

Pegasus Capital LLC                              27,772               27,772               *                  *

Capital Insight LLC                              22,218               22,218               *                  *

Securities Insight, LLC                          19,441               19,441               *                  *

SI Venture Fund LLC                              18,516               18,516               *                  *

Bermont Partners II                               9,258                9,258               *                  *

Canyon Gate Investments LLC                      18,517               18,517               *                  *

Mill Run Partners                                23,144               23,144               *                  *

Gallant II LLC                                    9,258                9,258               *                  *

All other selling shareholders who
are limited partners of Insight Capital
Partners II, L.P. or Insight Capital
Partners (Cayman) II, L.P., together
beneficially own less than 1% of the
total outstanding shares prior to this
offering (58 persons)                           748,074              748,074               *                  *

---------------
 *   Indicates beneficial ownership of less than 1%

(1) Assumes all shares being offered by each selling shareholder are sold in this offering.

(2) Includes 310,274 shares owned by Insight Venture Associates II, LLC, of which Mr. Murdock is a managing member. Mr. Murdock disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, which may not be readily determinable.

(3)  Includes 50,000 shares issuable upon exercise of stock options.
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     Each of the selling shareholders named or described in the table above is a limited partner of, and acquired shares of our common stock in distributions from, Insight Capital Partners II, LP or Insight Capital Partners (Cayman) II, LP, who were named in the prospectus as selling shareholders. Jerry Murdock, Jr. and Raymond J. Lane are limited partners of Insight Capital Partners II, LP and directors of Quest. All of the information regarding beneficial ownership was furnished to us by selling shareholders.

     The selling shareholders may give or donate all or any portion of the shares of common stock set forth opposite their respective names in the selling shareholder table in the prospectus. Certain selling shareholders may from time to time distribute to their limited partners, members, shareholders or other equity security holders, all or any portion of the shares set forth opposite their respective names. In the event of any such gift, donation, distribution or other disposition, the recipients of such shares shall, without having to be specifically named in the prospectus or any supplement thereto, be deemed to be selling shareholders under this prospectus and shall be entitled to sell, give, donate, distribute or otherwise dispose of such shares pursuant to the registration statement of which this supplemented prospectus forms a part. We may also from time to time supplement or amend the prospectus to reflect information concerning any transferee, pledgee, donee or successor to the selling shareholders named in the prospectus.

     Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 3 of the prospectus, as well as "Risk Factors" included in our recent annual report and quarterly reports filed with the Securities and Exchange Commission.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.


            The date of this prospectus supplement is March 13, 2001